Exhibit 10.2

BIG LOTS

2006 BONUS PLAN

AMENDED AND RESTATED
EFFECTIVE MAY 29, 2014

BIG LOTS 2006 BONUS PLAN

1.	NAME

1.01.
The Big Lots 2006 Bonus Plan (the “Plan”) was originally established by Big Lots, Inc., effective as of January 29, 2006 (the “Effective Date”), subject to approval by the Company’s shareholders no later than June 1, 2006. The Plan has been amended and restated effective December 4, 2008 and May 27, 2010. The Plan is, subject to approval by the Company’s shareholders, hereby amended and restated a third time, effective May 29, 2014 (the “Restatement Effective Date”).

2.	PURPOSE

2.01.
The Plan is designed to: (a) assist the Company and its Affiliates in attracting, retaining and motivating employees; (b) align Participants’ interests with those of the Company’s shareholders; and (c) qualify compensation paid to Participants who are “Covered Associates” as “qualified performance-based compensation” within the meaning of section 162(m) of the IRC or a successor provision.

3.	DEFINITIONS

3.01.	“Acquired Corporation” has the meaning ascribed in Section 3.07.

3.02.	“Affiliate” means any person with whom the Company would be considered a single employer under IRC section 414(b) or (c).

3.03.
“Base Salary” means a Participant’s actual annualized gross salary rate (currently known as regular pay) in effect on the Determination Date. Such salary shall be before: (a) deductions for taxes and benefits; and (b) deferrals of salary pursuant to Company-sponsored plans.

3.04.	“Beneficiary” means the person or persons entitled to receive the interest of a Participant in the event of the Participant’s death.

3.05.	“Board” means the Board of Directors of the Company.

3.06.	“Bonus” means a payment subject to the provisions of this Plan.

3.07.
“Change of Control” means any one or more of the following events: (a) the acquisition by any person (as defined under IRC section 409A), or more than one person acting as a group (as defined under IRC section 409A), of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the Company; (b) the acquisition by an person or group, within any 12 month period, of stock of the Company possessing 30 percent or more of the total voting power of all of the stock of the Company; (c) a majority of the Board then in office is replaced within any period of 12 months or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved); or d) the acquisition by any person, or more than one person acting as a group, within any 12 month period, of assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. This definition of Change of Control under this Section 3.07 shall be interpreted in a manner that is consistent with the definition of “change in control event” under IRC section 409A and the Treasury Regulations promulgated thereunder. Provided, however, the other provisions of this Section 3.07 notwithstanding, the term “Change of Control” shall not mean any merger, consolidation, reorganization, or other transaction in which the Company exchanges or offers to exchange newly-issued or treasury Common Shares representing

20 percent or more, but less than 50 percent, of the outstanding equity securities of the Company entitled to vote for the election of directors, for 51 percent or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than the Company or an Affiliate (the “Acquired Corporation”), or for all or substantially all of the assets of the Acquired Corporation.

3.08.
“Committee” means the Compensation Committee of the Board, which shall consist of not less than three (3) members of the Board each of whom is a “non-employee director” as defined in Securities and Exchange Commission Rule 16b-3(b)(3)(i), or as such term may be defined in any successor regulation under Section 16 of the Exchange Act. In addition, each member of the Committee shall be an outside director within the meaning of IRC section 162(m). For any sections of this Plan that require action by the Committee, “Committee” means at least a majority of the members of the Compensation Committee of the Board.

3.09.	“Common Shares” means the common shares of the Company, its successors and assigns.

3.10.	“Company” means Big Lots, Inc., an Ohio Corporation, its successors and assigns and any corporation which shall acquire substantially all its assets.

3.11.	“Conditional Payment” means prepaying a Bonus before the date of current payment in Section 6.02 and subjects the prepayment (or a portion thereof) to possible return to the Company.

3.12.
“Covered Associate” means any Participant who is expected to be a “covered employee” (in the Fiscal Year the Bonus is expected to be payable) as defined in IRC section 162(m) and the regulations thereunder.

3.13.	“Deferred Bonus Account” means the bookkeeping account established under Section 6.04.

3.14.
“Determination Date” means as to a Requisite Service Period: (a) the first day of the Requisite Service Period; or (b) such other date set by the Committee provided such date will not jeopardize the Plan’s Bonus as qualified performance-based compensation under IRC section 162(m).

3.15.
“Eligible Position” means an employment position with the Company or an Affiliate which provides the employee in the position the opportunity to participate in the Plan. The Committee (or its designee) determines Eligible Positions.

3.16.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

3.17.
“Final Pre-Establishment Date” means the last day a performance condition may be considered pre-established under IRC section 162(m). As of the Restatement Effective Date, a performance objective shall be considered pre-established if the Committee establishes the performance goal in writing not later than 90 days after the commencement of the Requisite Service Period (or before 25% of the Requisite Service Period has elapsed) and when the outcome of the performance goal is substantially uncertain.

3.18.	“Fiscal Year” means the fiscal year of the Company (currently comprised of a 52/53 week fiscal year which ends on the Saturday nearest to January 31).

3.19.
“Fiscal Year Bonus” means any Bonus relating to a period of service coextensive with one or more consecutive Fiscal Years, of which no amount is paid or payable during the Fiscal Year(s) constituting the period of service.

3.20.	“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor.

3.21.	“Participant” means a key employee of the Company or an Affiliate who has been approved for participation in the Plan by the Committee (or its designee).

3.22.
“Performance Period” means the period (which, with respect to a Covered Associate, may be no shorter than a fiscal quarter of the Company) established by the Committee over which the Committee measures whether or not Bonuses have been earned. In most cases, the Performance Period will be a Fiscal Year. In the case of an inaugural Performance Period or a promotion, the Performance Period may be less than a Fiscal Year.

3.23.	“Requisite Service Period” means the period during which a Participant is required to provide service in exchange for a Bonus award.

3.24.
“Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, commercial activity, sales, use, consumer, transfer, documentary, registration, ad valorem, value added, franchise, profits, license, withholding, payroll, employment, unemployment insurance contribution, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, unclaimed fund/abandoned property, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

3.25.	“Termination” or any form thereof means a “separation from service” as defined in Treasury Regulation §1.409A-1(h) by a Participant with the Company and all its Affiliates.

3.26.
“Unforeseeable Financial Emergency” means a severe financial hardship to a Participant within the meaning of Treasury Regulation §1.409A-3(i)(3) resulting from: (a) an illness or accident of the Participant or the Participant’s spouse, Beneficiary, or dependent (as defined in IRC section 152, without reference to IRC sections 152(b)(1), (b)(2) and (d)(1)(B)); (b) loss of the Participant’s property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

4.	ELIGIBILITY AND PARTICIPATION

4.01
Approval. Each key employee of the Company or an Affiliate who is approved for participation in the Plan by the Committee (or under the authority conveyed by the Committee) shall be a Participant as of the date designated. Notwithstanding the foregoing, any key employee of the Company or an Affiliate who was participating in the Plan as of the Restatement Effective Date shall remain a Participant as long as the key employee is in an Eligible Position.

4.02
Termination of Approval. The Committee may withdraw its approval for participation for a Participant at any time. In the event of such withdrawal, the key employee concerned shall cease to be an active Participant as of the date selected by the Committee. Nothing in this Section 4.02 shall permit distribution of amounts credited to a Participant’s Deferred Bonus Account before the time specified in Section 6.04.

4.03	Transfers In, Out of and Between Eligible Positions.

(a)	A key employee may be approved for participation during a portion of a Fiscal Year.

(i)
With respect to employees who are not Covered Associates, an employee newly hired or transferred into an Eligible Position shall have his/her participation prorated during the first Fiscal Year provided employment or transfer occurs at least two months prior to the end of the Fiscal Year.

(ii)
An employee (other than a Covered Associate) transferred out of an Eligible Position may receive a prorated Bonus at the discretion of the Committee provided he/she served in the Eligible Position for at least two full months during the Fiscal Year.

(iii)	With respect to Covered Associates approved for participation during a portion of a Fiscal Year, see Section 5.03 as it would relate to Performance Periods that are not equivalent to a Fiscal Year.

(b)
Participants (who are not Covered Associates) transferring between Eligible Positions having different Bonus formulas will receive Bonuses prorated to months served in each Eligible Position. Generally, for Covered Associates transferring between Eligible Positions, Section 5.03 shall apply to each respective Performance Period applicable to the particular position unless an employment agreement provides otherwise.

4.04.	Termination of Employment.

(a)
Except to the extent that the Committee determines otherwise, and notifies the Participant in writing of this determination, prior to the end of the Performance Period, the Participant shall forfeit all rights to a Bonus unless the Participant is employed by the Company or an Affiliate on the day on which payments determined under Section 6.02 are in fact made (or would have been made if a deferred payment election under Section 6.04 had not been executed). However, a Participant shall not forfeit a Bonus for a Performance Period if the Participant is employed by the Company or an Affiliate at the end of the Performance Period and is involuntarily Terminated by the Company or an Affiliate without cause or Terminates by reason of retirement, disability, or death, after the end of the Performance Period, but before the Bonus payment date. Notwithstanding the foregoing, a Covered Associate who Terminates by reason of retirement during a Performance Period shall be entitled to a pro rata portion (based on the number of days worked during the Performance Period) of any Bonus that the Covered Associate would have been eligible to receive for the Performance Period in which his or her retirement occurs had his or her retirement not occurred at all.

(b)
The Company shall have discretion to provide a pro-rated Bonus (subject to meeting the performance condition, if any) to a Participant whose employment with the Company or an Affiliate Terminated by reason of retirement, disability, or death during a Requisite Service Period.

5.	DETERMINATION OF BONUSES

5.01.
In addition to the vesting requirements of Section 4.04, Bonuses will vest solely on account of: (1) the attainment of one or more pre-established performance objectives and (2) in the case of Covered Associates, the certification described in Section 5.06.

5.02.
With respect to Bonuses for Covered Associates, the material terms of the performance measure(s) must be disclosed to, and subsequently approved by, the shareholders before the Bonus payout is executed, unless the performance measures conform individually, alternatively or in any combination of the performance criteria and the application thereof in Appendix A.

5.03.	On or before the Final Pre-Establishment Date:

(a)
For Covered Associates with respect to Bonus opportunities expressed as a percentage of Base Salary, the Committee shall initially fix the Base Salary component of the Bonus formula prior to the establishment of the performance objectives.

(b)
The Committee shall in its sole discretion, establish in writing a performance measure or performance measures (in accordance with Section 5.02) applicable to the Performance Period to any Covered Associate. Within the same period of time, the Committee (or its designee) for each such period shall determine and establish in writing the performance measures applicable to the Performance Period for Participants who are not Covered Associates. Such pre-established performance measures must state, in terms of an objective formula or standard, the method for computing the amount of the Bonus payable to the Participant if the objective(s) is (are) obtained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. The Committee may establish any number of Performance Periods, objectives and Bonuses for any associate running concurrently, in whole or in part, provided, that in so doing the Committee does not jeopardize the Company’s deduction for such Bonuses under IRC section 162(m).

(c)
The Committee, in its sole discretion, shall either: (a) assign each Participant a target Bonus opportunity level expressed as a percentage of Base Salary or a whole dollar amount; or (b) establish a payout table or formula for purposes of determining the Bonus (if any) payable to each Participant. The Committee may authorize a designee to establish a payout table or formula for those Participants who are not Covered Associates.

(d)
The Committee may establish performance measures for Participants who are not Covered Associates after the Final Pre-Establishment Date based on Base Salary as of any Determination Date determined by the Committee or its designee.

5.04.	Each payout table or formula:

(a)	shall be in writing;

(b)	shall be based on a comparison of actual performance to the performance objectives;

(c)	may include a “floor” which is the level of achievement of the performance objective in which payout begins;

(d)	shall include a ceiling (a/k/a “stretch”) which is the level of achievement for the maximum Bonus payout percentage (subject to Section 5.08); and

(e)
shall provide for a formula for the actual Bonus attainment in relation to the Participant’s target Bonus, depending on the extent to which actual performance approached, reached or exceeded the performance criteria goal subject to Section 5.08.

5.05.
In lieu of Bonuses based on a percentage of Base Salary (Section 5.03), Bonuses may be based on a percentage or share of a Bonus pool. The Committee (or its designee) shall determine (by the date specified in Section 5.03) the total dollar amount available for Bonuses (or a formula to calculate the total dollar amount available) known as a Bonus pool. The Committee, in its sole discretion, may establish two or more separate Bonus pools and assign the Participants to a particular Bonus pool. The Committee (or its designee in the case of Participants who are not Covered Associates) shall establish in writing a performance payout table or formula detailing the Bonus pool and the payout (or payout formula) based upon the relative level of attainment of performance goals. Each payout table or formula shall (a) be based on a comparison of actual performance to the performance goals, (b) provide the amount of a Participant’s Bonus or total pool dollars available (or a formula to calculate pool dollars available), if the performance goals for the Performance Period are achieved, and (c) provide for an actual Bonus (which may be based on a formula to calculate the percentage of the pool to be distributed to a particular Participant) based on the extent to which the performance goals were achieved. The payout table or formula may include a “floor” which is the level of achievement of the performance goals in which payout begins. In the case of Bonuses which are stated in terms of a percentage of a Bonus pool, the sum of the individual percentages for all Participants in the pool cannot exceed 100 percent. In no case shall a reduction in a Bonus of one Participant result in an increase in another Participant’s Bonus.

5.06.
After the end of each Performance Period or such earlier date if the performance objective(s) are achieved, the Committee shall certify in writing, prior to the unconditional payment of any Bonus, which performance objective(s) for the Performance Period were satisfied and to what extent they were satisfied. The Committee (or its designee) shall determine the actual Bonus for each Participant based on the payout table/formula established in Section 5.04 or 5.05, as the case may be.

5.07.
The Committee, in its discretion, may cancel or decrease a Bonus calculated under this Plan, but with respect to Covered Associates, may not under any circumstances increase such Bonus calculated under this Plan.

5.08.	Any other provision of the Plan notwithstanding, the maximum aggregate Bonus payable to a Participant for a particular Fiscal Year may not exceed $4,000,000.

6.	PAYMENT OF INCENTIVE BONUSES

6.01.
In General. Once a Bonus has vested and the amount thereof is determined, payment of the Bonus (or the portion thereof not deferred under Section 6.04) shall be made pursuant to Section 6.02 or, if properly and timely elected, pursuant to Section 6.04, shall be deferred in accordance with Section 6.04.

6.02.
Current Payment. A Participant’s Bonus for a Performance Period, which is not deferred in accordance with the provisions of Section 6.04 hereof, and a Participant’s Bonus, whether or not he/she elected deferred-payment thereof, for the Fiscal Year in which his/her employment Terminates, if any, as determined in accordance with Section 4.04, shall be paid in immediately available funds to the Participant, or his/her Beneficiary in the event of his/her death, no later than the later of (a) the 15th day of the third month following the Participant’s first taxable year in which such Bonus is no longer subject to a substantial risk of forfeiture (within the meaning of IRC section 409A) or (b) the 15th day of the third month following the end of the first taxable year of the service recipient (within the meaning of IRC section 409A) in which such Bonus is no longer subject to a substantial risk of forfeiture.

6.03.
Conditional Payment. The Committee may authorize a Payment of a Bonus to a Participant, other than a Covered Employee, based upon the Committee’s good faith determination that the relevant performance objectives have been satisfied. The Conditional Payment, at the discretion of the Committee may be discounted to reasonably reflect the time value of money for the prepayment. The amount of the Conditional Payment that will be returned to the Company is equal to the Conditional Payment less the Bonus payment that has vested, if any. For example, if the floor (see Section 5.05) was not attained for the performance goal or target for the Performance Period, all of the Conditional Payment made for that Performance Period to the Participant must be returned to the Company. Return of all or a portion of the Conditional Payment shall be made reasonably soon after it is determined the extent to which the performance goal or target was not achieved. Conditional payments shall not be made in connection with bonuses that otherwise would be subject to IRC section 409A if paid in the ordinary course.

6.04	Deferred Payment.

(a)
Highly Compensated Employees. If a Participant in this Plan is a highly compensated employee who participates in the Big Lots, Inc. Amended and Restated Supplemental Savings Plan (the “Top Hat Plan”), as it may be amended and restated from time to time, elections to defer Bonus, elections as to the form of distribution of the deferred amount, establishment of a deferred account, distributions from the deferred accounts, and all other terms governing the deferred payment of a Bonus shall be governed by the terms of the Top Hat Plan. Any election to defer the Bonus of a Participant who participates in the Top Hat Plan will result in an account administered under the Top Hat Plan.

(b)	Other Employees. The terms governing the deferral of a Bonus for Participants who do not participate in the Top Hat Plan are set forth below.

(i)	Elections.

(1)
Performance Periods. Except as provided in Section 6.04(b)(i)(2), a Participant may irrevocably elect in writing to have all or a part of a Bonus (but not less than $5,000) deferred on or before December 31 of the calendar year preceding the calendar year in which the Performance Period begins. At the same time, the Participant also shall elect the form of distribution from the Deferred Bonus Account from among the choices set forth in Section 6.04(b)(v) of the Plan.

(2)
Fiscal Year Bonus. Notwithstanding the foregoing, a Participant may irrevocably elect in writing to have all or a part of a Fiscal Year Bonus (but not less than $5,000) deferred before the first day of the applicable Fiscal Year. At the same time, the Participant shall also elect the form of distribution from the Deferred Bonus Account from among the choices set forth in Section 6.04(b)(v) of the Plan.

Such deferred payment shall be credited to a bookkeeping reserve account which shall be established for the Participant and set up on the books of the Company or an Affiliate and known as his/her “Deferred Bonus Account”.

(ii)
Credits to Deferred Bonus Account. When a Participant has elected to have a part or all of his/her Bonus credited to a Deferred Bonus Account, the unpaid balance in such account shall be credited with a simple annual interest equivalent, as follows: As of the May 1 next following the Fiscal Year for which the deferred Bonus was paid, such Bonus shall become part of the unpaid balance of such Deferred Bonus Account. Such Deferred Bonus Account shall be credited on April 30 of each year with an amount equal to interest on the unpaid balance of such account from time to time outstanding during the year ending on such April 30 at the rate determined by adding together the Three--month Treasury Bill rate on the last banking day prior to the beginning of such year and the Three--month Treasury Bill rate in effect on the last banking days of each of the calendar months of April through March of such year and dividing such total by 12. In the event that the Deferred Bonus Account shall be terminated for any reason prior to April 30 of any year, such account shall upon such termination date be credited with an amount equal to interest at the average Three-month Treasury Bill rate determined as aforesaid on the unpaid balance from time to time outstanding during that portion of such year prior to the date of termination.

(iii)
Alternate Deferral Plans. The Committee, at its discretion, may provide alternate deferral arrangements of which Bonuses under this Plan may be included; provided that such deferral arrangements conform with the requirements imposed by IRC section 409A.

(iv)
Trust Deposits. The Committee, at its discretion, may establish an irrevocable trust in which the assets of the trust are subject to the general creditors of the Company and/or the Affiliate as the case may be. Such trust may upon the occurrence of certain events, as determined by the Committee, receive assets equal to the value of all Participants’ Deferred Bonus Accounts on the date of the event.

(v)
Distribution upon Termination of Employment. Except as provided in clause (vi) below, upon Termination of a Participant’s employment for any reason, the Participant, or his/her Beneficiary in the event of his/her death, shall be entitled to payment of the entire Deferred Bonus Account in one lump-sum payment payable on the date of the first regular payroll after the thirtieth day following the date of Termination of employment, or in ten (10) substantially equal annual installment payments payable as set forth below, as elected by the Participant at the time the Participant elects to defer all or part of his or her Bonus pursuant to Section 6.04(b). Except as provided in clause (vi) below, installment payments shall be payable beginning on the thirtieth day following the date of Termination and, thereafter, on the first regular payroll date of each succeeding Fiscal Year following the year during which the first anniversary of the date of Termination of employment occurs.

(vi)
Six-Month Distribution Delay. Notwithstanding any other provision of the Plan, if the Participant is a “specified employee” (within the meaning of IRC section 409A and the Treasury Regulations promulgated thereunder and as determined under the Company’s policy for determining specified employees) on the date of the Participant’s Termination, and the Participant is entitled to a distribution under the Plan that is required to be delayed pursuant to IRC section 409A(a)(2), then such distribution shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the Participant’s date of Termination (or, if earlier, the Participant’s death).

(vii)
Distribution in Event of Financial Emergency. If requested by a Participant while in the employ of the Company or an Affiliate and if the Committee (or in the case of Participants who are not Covered Associates, its designee) determines that an Unforeseeable Financial Emergency has occurred with respect to a Participant, all or a portion of the Deferred Bonus Account of the Participant may be distributed at the sole discretion of the Committee (or its designee, as applicable) in an amount no greater than the amount reasonably necessary to satisfy the emergency need (including amounts necessary to pay any Federal, state or local income taxes reasonably anticipated to result from such distribution). The Participant must supply written evidence of the Unforeseeable Financial Emergency and must declare, under penalty of perjury, that the Participant has no other resources available to meet the emergency, including the resources of the Participant’s spouse and minor children that are reasonably available to the Participant. The Participant must also declare that the need cannot be met by reimbursement or compensation by insurance or otherwise, or by reasonable liquidation of the Participant’s assets (or the assets of the spouse or minor children of the Participant) to the extent such liquidation will not itself cause severe financial hardship. Any such distribution shall be paid within 7 days of the determination by the Committee that an Unforeseeable Financial Emergency exists.

(viii)
Cash Outs. Notwithstanding the provisions in Sections 6.04(b)(v) and (vii), but subject to clause (vi) above, once distributions of the Deferred Bonus Account begin, if the amount remaining in a Participant’s Deferred Bonus Account at any time is less than $5,000, the Committee shall pay the balance in the Participant’s Deferred Bonus Account in a lump sum. within thirty (30) days; provided, however, that the payment results in the termination and liquidation of the Participant’s interest under the Plan and all other plans or arrangements that, along with the Plan, would be treated as a single nonqualified deferred compensation plan under IRC section 409A.

(ix)	Beneficiary Designation.

(1)
A Participant may designate a Beneficiary who is to receive, upon his/her death, the distributions that otherwise would have been paid to him/her. All designations shall be in writing and shall be effective only if and when delivered to the Secretary of the Company during the lifetime of the Participant. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in the Beneficiary all of the distribution whether payable before or after the Beneficiary’s death, and any distributions remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate.

(2)
A Participant may from time to time during his lifetime change his Beneficiary by a written instrument delivered to the Secretary of the Company. In the event a Participant shall not designate a Beneficiary as aforesaid, or if for any reasons such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his estate and in such event the term “Beneficiary” shall include his estate.

(x)	Corporate Changes.

(1)
Dissolution or Liquidation of Company. The Company shall cause the dollar balance of a Deferred Bonus Account (adjusted to the end of the month immediately preceding the date of dissolution or liquidation) to be paid out in cash in a lump sum to the Participants, or their Beneficiaries as the case may be, 60 days following the date of a corporate dissolution of the Company taxed under IRC section 331 in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(A); provided that the amounts in the Deferred Bonus Accounts are included in the Participants’ gross incomes in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(A).

(2)
Change of Control of Company. In the event of a Change of Control of the Company, the Company may, within thirty days preceding or twelve months following the Change of Control event, irrevocably elect to terminate the Plan and to distribute all Deferred Bonus Accounts under the Plan in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B); provided that all agreements, methods, programs and other arrangements sponsored by the Company and all Affiliates immediately after the time of a Change of Control with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation §1.409A-1(c)(2) are terminated and distributed with respect to each Participant that experienced the Change of Control, so that under the terms of the termination and distribution, all such Participants are required to receive all amounts of compensation deferred under the terminated arrangements within twelve months of the date the Company irrevocably takes all necessary action to terminate and distribute amounts under such arrangements.

7.	RIGHTS OF PARTICIPANTS

7.01.
No Participant or Beneficiary shall have any interest in any fund or in any specific asset or assets of the Company or an Affiliate by reason of any account under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company hold any funds in reserve or trust to secure payments hereunder. No Participant may assign, pledge, or encumber his/her interest under the Plan, or any part thereof, except that a Participant may designate a Beneficiary as provided herein.

7.02.
Nothing contained in this Plan shall be construed to give any associate or Participant any right to receive any Bonus other than in the sole discretion of the Committee or any rights whatsoever with respect to the Common Shares of the Company.

8.	NO EMPLOYEE RIGHTS

8.01.
Nothing in the Plan or participation in the Plan shall confer upon any Participant the right to be employed by the Company or an Affiliate or to continue in the employ of the Company or an Affiliate, nor shall anything in the Plan, or participation in the Plan amend, alter or otherwise affect any rights or terms of employment or other benefits arising from that employment.

9.	ADMINISTRATION

9.01.
Administration. The Committee shall have complete authority to administer the Plan, interpret the terms of the Plan, determine eligibility of associates to participate in the Plan, and make all other determinations and take all other actions in accordance with the terms of the Plan and any trust agreement established under Section 6.04(b)(iv). Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under this Plan.

9.02.
Liability of Committee, Indemnification. To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own bad faith or willful misconduct.

9.03.
Expenses. The costs of the establishment, the adoption, and the administration of the Plan, including but not limited to legal and accounting fees, shall be borne by the Company. The expenses of establishing and administering any trust under Section 6.04(b)(iv) shall be borne by the trust; provided, however, that the Company shall bear, and shall not be reimbursed by, the trust for any tax liability of the Company associated with the investment of assets by the trust.

9.04.
Choice of Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Ohio, unless superseded by federal law, which shall govern correspondingly.

10.	AMENDMENT OR TERMINATION

10.01.
The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, except as to those terms or provisions that are required by IRC section 162(m) to be approved by the shareholders, or suspend or terminate the Plan entirely; provided, however, that no such modifications, amendment, suspension or termination may, without the consent of the Participant, or his Beneficiary in the case of his/her death, reduce the right of a Participant, or his/her Beneficiary, as the case may be, to any payment due under the Plan. For the avoidance of doubt, the Committee may amend the Plan as necessary to conform the Plan to the requirements of IRC section 409A. Distributions of Deferred Bonus Accounts on termination of the Plan shall occur only under the circumstances specified in Section 6.04(b)(x) above.

11.	TAX WITHHOLDING

11.01.
The Company or the employing Affiliate shall have the right to deduct from all cash payments any federal, state, or local taxes or other withholding amounts required by law or valid court order to be withheld with respect to such cash payments. Amounts deferred will be taken into account for purposes of any tax or withholding obligation under the Federal Insurance Contribution Act and Federal Unemployment Tax Act, not in the year distributed, but at the later of the year the services are performed or the year in which the rights to the amounts are no longer subject to a substantial risk of forfeiture, as required by IRC sections 3121(v) and 3306(r) and the regulations thereunder. Amounts required to be withheld pursuant to IRC sections 3121(v) and 3306(r) shall be withheld out of other current wages paid to the Participant by the Company or the employing Affiliate, or, if such current wages are insufficient, the Participant shall remit to the Company an amount equal to the applicable tax withholding. The determination of the Company or the employing Affiliate regarding applicable income and employment tax withholding requirements shall be final and binding on the Participant.

12.	CLAIMS PROCEDURE

12.01.
Any Participant (the “claimant”) who believes that he or she is entitled to a benefit under the Plan or that wishes to resolve a dispute or disagreement which arises under, or in any way relates to, the interpretation or construction of the Plan may file a claim with the Committee.

12.02.
If the claim is wholly or partially denied, the Committee will within ninety (90) days of the receipt of such claim provide the claimant with written notice of the denial setting forth in a manner calculated to be understood by the claimant:

(a)	The specific reason or reasons for which the claim was denied;

(b)	Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the claim;

(c)	A description of any additional material or information that the claimant may file to perfect the claim and an explanation of why this material or information is necessary; and

(d)
An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the claimant’s right to bring a civil action under §502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following an adverse determination upon review.

If special circumstances require the extension of the ninety (90) day period described above, the claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional ninety (90) day period.

12.03.	Review Procedure. If a claim has been wholly or partially denied, the affected claimant, or such claimant’s authorized representative, may:

(a)	Request that the Committee reconsider its initial denial by filing a written appeal within sixty (60) days after receiving written notice that all or part of the initial claim was denied;

(b)	Review pertinent documents and other material upon which the Committee relied when denying the initial claim; and

(c)	Submit a written description of the reasons for which the claimant disagrees with the Committee’s initial adverse decision.
An appeal of an initial denial of benefits and all supporting material must be made in writing within the time periods described above and directed to the Committee. The Committee is solely responsible for reviewing all benefit claims and appeals and taking all appropriate steps to implement its decision.
The Committee’s decision on review will be sent to the claimant in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the appeal. The Committee will consider all information submitted by the claimant, regardless of whether the information was part of the original claim. The decision will also include a statement of the claimant’s right to bring an action under ERISA §502(a).
The Committee’s decision on review will be made not later than sixty (60) days after his or her receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than one-hundred-twenty (120) days after receipt of the request for review. This notice to the claimant will indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision and will be provided to the claimant prior to the expiration of the initial period.
To the extent permitted by law, the decision of the Committee will be final and binding on all parties. No legal action for benefits under the Plan will be brought unless and until the claimant has exhausted such claimant’s remedies under this Section 12.01.

13.	SECTION 409A

13.01.
It is intended that the Plan comply with IRC section 409A and the Treasury Regulations promulgated thereunder, and the Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of IRC section 409A and the Treasury Regulations promulgated thereunder.

13.02.
The Company may accelerate the time or schedule of a distribution to a Participant at any time the Plan fails to meet the requirements of IRC section 409A and the Treasury Regulations promulgated thereunder. Such distribution may not exceed the amount required to be included in income as a result of the failure to comply with IRC section 409A and the Treasury Regulations promulgated thereunder.

APPENDIX A
PERFORMANCE CRITERIA

I.
Performance criteria imposed on Bonus opportunities will be derived using the accounting principles generally accepted in the United States of America and will be reported or appear in the Company’s filings with the Securities Exchange Commission (including, but not limited to, Forms 8-K, 10-Q and 10-K) or the Company’s annual report to shareholders and will be derived from one or more (or any combination of one or more) of the following:

(a)	Earnings (loss) per common share from continuing operations;

(b)	Earnings (loss) per common share;

(c)	Operating profit (loss), operating income (loss), or income (loss) from operations (as the case may be);

(d)	Income (loss) from continuing operations before unusual or infrequent items;

(e)	Income (loss) from continuing operations;

(f)	Income (loss) from continuing operations before income taxes;

(g)	Income (loss) from continuing operations before extraordinary item and /or cumulative effect of a change in accounting principle (as the case may be);

(h)	Income (loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

(i)	Net income (loss);

(j)	Income (loss) before other comprehensive income (loss);

(k)	Comprehensive income (loss);

(l)	Income (loss) before interest and income taxes (sometimes referred to as “EBIT”);

(m)	Income (loss) before interest, income taxes, depreciation and amortization (sometimes referred to as “EBITDA”);

(n)
Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in the Company’s filings with the Securities and Exchange Commission or the annual report to shareholders;

(o)	Any of items (c) through (n) on a weighted average common shares outstanding basis;

(p)
Either of items (a) or (b) on a basic basis and any of items (c) through (n) on a basic earnings per share basis, as basic earnings per share is defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260, Earnings Per Share (formerly Statement of Financial Accounting Standards (“SFAS”) No. 128), including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(q)
Either of items (a) or (b) on a diluted basis and any of items (c) through (n) on a diluted earnings per share basis, as diluted per share is defined in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260 - Earnings Per Share (formerly Statement of Financial Accounting Standards (“SFAS”) No. 128) including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(r)	Common share price;

(s)	Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders;

(t)	Percentage increase in comparable store sales;

(u)	Gross profit (loss) or gross margin (loss) (as the case may be);

(v)	Economic value added;

(w)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue):

(x)	Expense targets;

(y)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment):

(z)	Productivity ratios;

(aa)	Market share;

(bb)	Customer satisfaction;

(cc)	Working capital targets and change in working capital;

(dd)
Any of items (a) through (cc) with respect to any subsidiary, Affiliate, business unit, business group, business venture or legal entity, including any combination thereof, or controlled directly or indirectly by the Company whether or not such information is included in the Company’s annual report to shareholders, proxy statement or notice of annual meeting of shareholders;

(ee)	Any of items (a) through (cc) above may be determined before or after a minority interest’s share as designated by the Committee;

(ff)
Any of items (a) through (cc) above with respect to the period of service to which the performance goal relates whether or not such information is included in the Company’s SEC filings, annual report to shareholders, proxy statement or notice of annual meetings of shareholders;

(gg)
Total shareholder return ranking position meaning the relative placement of the Company’s total shareholder return [as determined in (s) above] compared to those publicly held companies in the Company’s peer group as established by the Committee prior to the beginning of a vesting period or such later date as permitted under the Code. The peer group shall be comprised of not less than eight and not more than sixteen companies, including the Company; or

(hh)
With respect to items (a), (b), (o), (p) and (q) above, other terminology may be used for each such performance criteria (including, but not limited to, “Basic EPS,” “income (loss) per common share,” “diluted EPS,” or “earnings per common share-assuming dilution”) as contemplated by ASC 260 - Earnings Per Share (formerly SFAS No. 128), as amended, revised or superseded.

(ii)
To avoid a circular reference, the Committee may establish any of the performance measures above computed without taking into account an amount reflected therein related to Bonuses awarded the Plan. The Committee shall explicitly state such exclusion of the Bonuses when establishing the material terms of the performance measure. If the performance measure (considered without this exclusion of the Bonuses) reflects an income tax effect of the Bonuses, this exclusion should reflect the corresponding income tax effects attributable thereto.

II.
The Committee in its sole discretion, in setting the performance objectives in the time prescribed in Section 5, may provide for the making of equitable adjustments (including the income tax effects attributable thereto), singularly or in combination, to the performance criteria (in Section I of this Appendix) in recognition of unusual or non-recurring events, transactions and accruals for the effect of the following qualifying objective items (or any particular item(s) within the following items or portion(s) thereof):

(a)	Asset impairments as described in ASC 360 - Property, Plant, & Equipment (formerly SFAS No. 144), as amended, revised or superseded;

(b)	Costs associated with exit or disposal activities as described by ASC 420 - Exit or Disposal Cost Obligations (formerly SFAS No. 146), as amended, revised or superseded;

(c)
Impairment charges (excluding the amortization thereof) related to goodwill or other intangible assets, as described by ASC 350 - Intangibles - Goodwill and Other (formerly SFAS No. 142), as amended, revised or superseded;

(d)
Integration costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing);

(e)
Transaction costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing);

(f)	Any profit or loss attributable to the business operations of a specified segment as described in ASC 280 - Segment Reporting (formerly SFAS No. 131), as amended, revised or superseded;

(g)
Any profit or loss attributable to a specified segment as described in ASC 280 - Segment Reporting (formerly SFAS No. 131), as amended, revised or superseded, acquired during the Performance Period or an entity or entities acquired during the Performance Period to which the performance goal relates;

(h)	Any Tax settlement(s) with a Tax authority;

(i)	The relevant Tax effect(s) of Tax laws or regulations, or amendments thereto, that become effective after the beginning of the Performance Period;

(j)
Any extraordinary item, event or transaction as described in ASC 225-20 - Income Statement - Extraordinary and Unusual Items (formerly Accounting Principles Board Opinion (“APB”) No. 30), as amended, revised or superseded;

(k)
Any unusual in nature, or infrequent in occurrence items, events or transactions (that are not “extraordinary” items) as described in ASC 225-20 - Income Statement - Extraordinary and Unusual Items (formerly APB No. 30), as amended, revised or superseded;

(l)	Any other non-recurring items, any events or transactions that do not constitute ongoing operations, or other non-GAAP financial measures (not otherwise listed);

(m)	Any change in accounting principle as described in ASC 250-10 Accounting Changes and Error Corrections (formerly SFAS No. 154), as amended, revised or superseded;

(n)	Unrealized gains or losses on investments in debt and equity securities as described in ASC 320 - Investments - Debt and Equity Securities (formerly SFAS No. 115), as amended, revised or superseded;

(o)
Any gain or loss recognized as a result of derivative instrument transactions or other hedging activities as described in ASC 815 - Derivatives and Hedging (formerly SFAS No. 133), as amended, revised or superseded;

(p)
Shares-based compensation charges as described in ASC 718 - Compensation - Stock Compensation and ASC 505-50 Equity-Based Payments to Non-Employees (formerly SFAS No. 123R), as amended, revised or superseded;

(q)	Any gain or loss as reported as a component of other comprehensive income as described in ASC 220 - Comprehensive Income (formerly SFAS No. 130), as amended, revised or superseded;

(r)
Any expense (or reversal thereof) as a result of incurring an obligation for a direct or indirect guarantee, as described in ASC 460 - Guarantees (formerly FASB Interpretations (“FIN”) No. 45), as amended, revised or superseded;

(s)	Any gain or loss as the result of the consolidation of a variable interest entity as described in ASC 810 - Consolidation (formerly FIN No. 46), as amended, revised or superseded;

(t)
Any expense, gain or loss (including, but not limited to, judgments, interest on judgments, settlement amounts, attorneys’ fees and costs, filing fees, experts’ fees, and damages sustained as a result of the imposition of injunctive relief) as a result of claims, litigation, judgments or lawsuit settlement (including collective actions or class action lawsuits); or

(u)	Any charges associated with the early retirement of debt obligations.